UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2007

OSIRIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32966	71-0881115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7015 Albert Einstein Drive, Columbia, Maryland		21046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (443) 545-1800

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into Material Definitive Agreement.

On October 5, 2007, Osiris Therapeutics, Inc. (the “Company”), entered into a $30 million financing commitment with Friedli Corporate Finance, Inc. , a corporation domiciled in Belize and owned by Peter Friedli, the Chairman of the Board of Directors of the Company and its largest shareholder.  The commitment is for a twelve month period and provides for funding up to $30 million at the discretion of the Company.  Funds are to be provided within thirty-days of the Company giving Notice and the financing will be in the form of Common Stock or 3-year Notes at the discretion of Friedli Corporate Finance.  No fees were paid in connection with this financing commitment.  The Company intends to use the proceeds from any draws on this financing commitment for general corporate purposes, including supporting the Company’s clinical trial activities.  The placement of Common Stock and/or Notes shall be undertaken outside of the U.S. and to non-U.S. persons in compliance with both Regulation S and Regulation D of the United States Securities Act of 1933, as amended.  The details of this agreement are also described below.

Advance Notice

The Company may, from time to time, deliver written notice to Friedli Corporate Finance setting forth the portion of the commitment the Company requests.  Within thirty calendar days, Friedli Corporate Finance shall advise the Company as to how much of the Advance will be satisfied through the purchase of Notes with the understanding and agreement that the remaining portion of the Advance will be satisfied through the purchase of Common Stock.  No more than 9.99% of the total outstanding shares of Common Stock of the Company as of the date of the Agreement shall be issued in connection with any Advances under this agreement.

Common Stock

The per share purchase price for each share of Common Stock to be purchased under the agreement shall be equal to the average of the closing bid price over the ten Trading Days immediately preceding the Closing Date, provided, however, that the purchase price applicable to shares of Common Stock acquired by Peter Friedli, individually, or any of his affiliates (including Friedli Corporate Finance), shall in any event be equal to an amount not less than the greater of: (i) the most recent Consolidated Closing Bid Price, as defined by NASDAQ Rules; and (ii) the book value per share of the Company’s Common Stock as of the NASDAQ Determination Date.  In no event shall there be more than thirty-five different persons or entities constitution Purchasers of Common Stock under the agreement without the prior consent of the Company.  Shares of Common Stock issued under the agreement shall bear a restrictive legend and otherwise correspond to the terms and provisions set forth in the Subscription Agreement

Promissory Notes

Any Notes issued under the agreement shall represent unsecured obligations of the Company and shall bear interest on the principal balance at the floating and fluctuating per annum rate of interest equal to the LIBOR Index plus four percent per annum, adjusted monthly, with semi-annual payments of accrued interest only.  The principal balance of the Notes shall be due and payable in full on the third year anniversary of the date of the Note.

The foregoing summary of the terms of the financing commitment is qualified in its entirety by reference to the Financing Commitment and exhibits, copies of which are attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 7.01 Regulation FD Disclosure

On October 9, 2007, the Company issued a press release announcing the entry into the Financing Commitment described in Item 1.01 above.  A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

ITEM 9.01. Financial Statements and Exhibits

(d)                                                                                 Exhibits .

10.1	Letter Agreement dated October 5, 2007 by and between the registrant and Friedli Corporate Finance, Inc. and exhibits.

99.1	Press Release dated October 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Osiris has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OSIRIS THERAPEUTICS, INC.

Dated: October 10, 2007	By:	/s/ CARY J. CLAIBORNE
Cary J. Claiborne
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated as of October 5, 2007, by and between the registrant and Friedli Corporate Finance, Inc. and exhibits.
99.1	Press Release dated October 9, 2007